Exhibit 10.10

Confidential

Execution Version

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of July 8, 2021, by and among Bullish, a Cayman Islands exempted company (“Pubco”) and block.one, a Cayman Islands exempted company (the “Indemnifying Party”).

WHEREAS, Pubco, Bullish Global, a Cayman Islands exempted company (the “Company”), Far Peak Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”), BMC 1, a Cayman Islands exempted company (“Merger Sub 1”), and BMC 2, a Cayman Islands exempted company (“Merger Sub 2”), are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, the Purchaser will be merged with and into Merger Sub 1, with Merger Sub 1 being the surviving entity and a wholly owned subsidiary of Pubco, and Merger Sub 2 will be merged with and into the Company, with the Company being the surviving entity and a wholly owned subsidiary of Pubco;

WHEREAS, the Company makes certain representations and warranties in the second sentence of Section 4.3(a) and Section 4.17 of the Business Combination Agreement, which will survive for eighteen (18) months following the Acquisition Closing (the “Survival Period”); and

WHEREAS, the Indemnifying Party’s entry into this Agreement is a condition of the Purchaser’s willingness to enter into the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Indemnification

1.1 Subject to the terms and conditions herein, from and after the Acquisition Closing and until the end of the Survival Period, the Indemnifying Party hereby agrees to indemnify, defend and hold harmless Pubco and its Affiliates (provided, that, for such purpose, the Indemnifying Party shall not be deemed an Affiliate of Pubco) (collectively, the “Indemnitees”) from and against any and all damages, losses, liabilities, Actions, judgments, obligations, claims of any kind, interest, penalties, amounts paid in settlement in accordance with Section 1.5, reasonable costs and expenses (including reasonable court costs, reasonable attorneys’ fees and expenses, the reasonable costs of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers) (any of the foregoing, as determined in accordance with Section 1.2, a “Loss”, but excluding any special, consequential, indirect or punitive damages, damages calculated on multiples of earnings, declines in value, lost opportunities, lost profits or other similar damages, except to the extent actually awarded to a third party) paid, suffered or incurred by, or imposed upon, any of the Indemnitees to the extent arising out of, or directly or indirectly from, the breach of or inaccuracy in any representation and warranty contained in the second sentence of Section 4.3(a) or Section 4.17 of the Business Combination Agreement (the “Indemnifiable Matters”).

1.2 Subject to the limitations in Section 1.6, any indemnification of the Indemnitees pursuant to Section 1.1 shall be effected by the Indemnifying Party’s surrender, for nil consideration, of a number of Pubco Ordinary Shares (with Pubco Class B Ordinary Shares being surrendered first before any other Pubco Ordinary Shares) for cancellation equal to the Surrender Value calculated based upon any Losses arising from the Indemnifiable Matters (i) as set forth in a final and non-appealable Order, (ii) as mutually agreed by the Indemnifying Party and Pubco in accordance with Section 1.4 or (iii) or as set forth in a settlement agreement; provided, that with respect to any breach or inaccuracy of Section 4.17 of the Business Combination Agreement relating to the Target Companies not owning the number of Digital Assets set forth on Schedule 4.17(i) of the Company Disclosure Schedules, the parties agree that Losses shall be equal to the value of any such Digital Assets set forth on Schedule 4.17(i) of the Company Disclosure Schedules that are not owned by the Target Companies as of the date of the Business Combination Agreement calculated based on the mechanism set forth on Schedule 11.1 of the Company Disclosure Schedules plus associated reasonable costs and expenses (including reasonable court costs, reasonable attorneys’ fees and expenses, the reasonable costs of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers). “Surrender Value” means the dollar value of any Loss divided by the volume weighted average price of Pubco Class A Ordinary Shares for the 30 consecutive trading days prior to the date that the applicable Indemnitee gives such Notice of Claim to the Indemnifying Party pursuant to Section 1.3.

1.3 The Indemnitees shall not be entitled to indemnification unless they have given a notice of claim (a “Notice of Claim”) to the Indemnifying Party in accordance with Section 4.1 (a) for any Losses suffered by the Indemnitees arising from the Indemnifiable Matters or (b) for any Third Party Claim (as defined below). A Notice of Claim shall specify with reasonable specificity and detail the breach of the representation and warranty pursuant to which Losses are being claimed by the Indemnitees and, if reasonably ascertainable, the amount of Losses that have been, or may be sustained by the Indemnitees. The Notice of Claim shall be given promptly after the Indemnitees becomes aware of any matter or circumstance that may give rise to an indemnifiable claim, including any Third Party Claim; provided, that the failure to give such Notice of Claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby, or if the Notice of Claim is not provided prior to the expiration of the Survival Period.

1.4 If the Indemnitees provide a Notice of Claim to the Indemnifying Party other than for a Third Party Claim (as defined below), then Pubco and the Indemnifying Party shall attempt to resolve such claim(s) in good faith within thirty (30) days of receipt of such claim(s). If Pubco and the Indemnifying Party are unable to resolve such claim(s) in such thirty (30) day period, then Pubco shall be authorized to initiate an Action against the Indemnifying Party with respect thereto.

1.5 If a claim by a Person other than a party hereto (a “Third Party Claim”) is made, commenced or threatened in writing against any of the Indemnitees in relation to the Indemnifiable Matters, and if the Indemnitees provide the Indemnifying Party with a Notice of Claim with respect thereto prior to the expiration of the Survival Period, the Indemnifying Party shall, at any time after receipt of such Notice of Claim by giving written notice to the applicable Indemnitees, be entitled to assume the conduct and control, at its own expense and with the Indemnifying Party’s own counsel, of the settlement or defense thereof; provided, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against any of the Indemnitees. The relevant Indemnitees shall have the right to participate in the defense of any Third Party Claim with counsel selected by them subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitees; provided, that if in the reasonable opinion of counsel to the Indemnitees, (A) there are legal defenses available to the Indemnitees that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnitees that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnitees in each jurisdiction for which the Indemnitees determines counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, fails to notify the Indemnitees in writing of its election to defend as provided in this Agreement, or fails to prosecute the defense of such Third

Party Claim that it has elected to defend, the Indemnitees may defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided, that, if the Indemnitees settle any such Third Party Claim, any such settlement shall result in the waiver of any right to indemnity by the Indemnifying Party for all Losses related to such claim unless the Indemnifying Party shall have consented to such settlement in writing (which shall not be unreasonably withheld, conditioned or delayed). Pubco and its Affiliates shall cooperate with the Indemnifying Party in all reasonable respects in connection therewith (it being acknowledged and agreed that upon such assumption of conduct and control, the Indemnifying Party, and not the Indemnitees, shall have the exclusive right to settle and defend such Proceeding); provided, that the Indemnifying Party shall not, except with the consent of the Indemnitees (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to the Indemnitees of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnitees shall, in all reasonable respects, cooperate with one another in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and the Indemnitees shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

1.6 Notwithstanding anything to the contrary contained herein, the rights of an Indemnitee to any payment with respect to any indemnification pursuant to this Agreement are subject to the following limitations:

(a) In no event shall the maximum aggregate liability of the Indemnifying Party under this Agreement and for the Indemnifiable Matters exceed the surrender and cancellation of the number of Pubco Class B Ordinary Shares held of record by the Indemnifying Party immediately following the Acquisition Closing;

(b) in no event shall the Indemnifying Party be liable under this Agreement to provide indemnification with respect to any Notice of Claim to the extent that the Indemnifying Party has already provided indemnification in accordance with this Agreement with respect to the specific breach or inaccuracy of an otherwise Indemnifiable Matter underlying such Notice of Claim; and

(c) the amount of any and all Losses shall be determined net of any amounts recovered or reasonably expected to be recovered by an Indemnitee under insurance policies, other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) or otherwise with respect to such Losses.

ARTICLE II

Sole Remedy; No Recourse

2.1 Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, but in each case, subject to Section 10.7 of the Business Combination Agreement, by its acceptance of the benefits of this Agreement, Pubco agrees that neither it nor any other Person (including Pubco’s shareholders, affiliates and subsidiaries) has any right of recovery in connection with the Indemnifiable Matters against, and no personal liability shall attach to, the Indemnifying Party, any former, current or future director, officer, employee, affiliate, agent, general or limited partner, manager, member, shareholder, or assignee of the Indemnifying Party or any former, current or future director, officer, employee, affiliate, agent, general or limited partner, manager, member, shareholder or assignee of any of the foregoing (each such Person, a “Related Person”), through Pubco or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Pubco against the Indemnifying Party or any Related Person, or otherwise, except for its rights against the Indemnifying Party under this Agreement. Subject to Section 10.7 of the Business Combination Agreement, recourse against the Indemnifying Party in accordance with Article I shall be the sole and exclusive remedy of Pubco and its Affiliates and Representatives against the Indemnifying Party and any Related Person in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the Indemnifiable Matters, including by piercing the corporate, limited liability company or limited partnership veil or by a claim by or on behalf of Pubco. Subject to Section 10.7 of the Business Combination Agreement, Pubco hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and Representatives not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement or the Indemnifiable Matters, against the Indemnifying Party or any Related Person, except for claims of an Indemnitee against the Indemnifying Party under and in accordance with this Agreement. Nothing set forth in this Agreement shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) other than the Indemnitees any rights or remedies against any Person, including the Indemnifying Party, except as expressly set forth herein.

ARTICLE III

Termination

3.1 This Agreement shall automatically become effective upon and subject to the Acquisition Closing.

3.2 This Agreement shall remain in full force and effect until the expiration of the Survival Period; provided, that if a proper Notice of Claim is delivered by the Indemnitees prior to the expiration of the Survival Period, then the Agreement shall continue to remain in full force and effect with respect to the claim(s) set forth therein until final resolution thereof. Upon such termination, except for Article II which shall survive the termination, neither party shall have any right or obligation in relation to the other with respect to this Agreement.

ARTICLE IV

General Provisions.

4.1 All notices and other communications hereunder (including any Notice of Claim) shall be in writing and shall be deemed given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to Pubco in accordance with Section 10.1 of the Business Combination Agreement and to the Indemnifying Party at its address set forth on its signature hereto (or at such other address for a party as shall be specified by like notice).

4.2 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto, by operation of Law or otherwise, without the prior written consent of the other party hereto, and any assignment without such consent shall be null and void.

4.3 This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the parties hereto.

4.4 This Agreement and the Business Combination Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

4.5 The provisions of Sections 10.4, 10.5, 10.11 and 10.12 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

block.one

Signature:	/s/ Kokuei Yuan

Name:	Kokuei Yuan

Title:	Director

Address for Notice:

Address:	c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Facsimile No.:
Telephone No.:
Email:	notices@block.one

[Signature Page to Indemnification Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

Bullish

Signature:	/s/ Andrew Bliss

Name:	Andrew Bliss

Title:	Director

[Signature Page to Indemnification Agreement]